Exhibit 23.2





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Legend International Holdings, Inc.


We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form SB-2 for Legend International Holdings Inc. of our report dated March 29, 2007, relating to the financial statements of Legend International Holdings, Inc. as of December 31, 2006 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2006 and 2005 and for the cumulative period from January 5, 2001 (inception) through December 31, 2006, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts".



                                               /s/  PKF

                                               Certified Public Accountants
                                               A Professional Corporation





New York, NY
October 18, 2007